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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

           Commission File Number  1-13904
                                   -------

                   KENTUCKY FIRST BANCORP, INC.
      (Exact name of registrant as specified in charter)

                    306 North Main Street
                Cynthiana, Kentucky  41031-1210
                       (606) 234-1440
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

   Common Stock, par value $.01 per share issued to the First Federal Savings Bank Thrift 401(k) Profit Sharing Plan
   (Title of each class of securities covered by this Form)

           Common Stock , par value $.01 per share
 (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(i)     [x]
Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                  Rule 15d-6              [ ]

     Approximate number of holders of record as of the
certification or notice date: 18
                              --

     Pursuant to the requirements of the Securities Exchange Act of 1934, KENTUCKY FIRST BANCORP, INC. has caused this certification/ notice to be signed on behalf by the undersigned duly authorized person.

Date: December 2, 1996          By: /s/  Betty J. Long, Trustee
                                    --------------------------
                                    Betty J. Long